Exhibit 10.2
MASTER AMENDMENT TO CONTRIBUTION AGREEMENTS
     This Master Amendment to Contribution Agreements (“Amendment”) is made as of the 9th day of November, 2007, by and between Arizona Land Income Corporation, an Arizona corporation (“Acquiror”) and POP Venture, LLC, a Delaware limited liability company (“Contributor”).
RECITALS:
     WHEREAS, Acquiror and Contributor each entered into ten (10) separate and distinct Contribution Agreements, each dated as of November 2, 2006 (collectively, the “Contribution Agreements” and individually, a “Contribution Agreement”); and
     WHEREAS, each of the Contribution Agreements is listed on Exhibit “A” attached hereto and incorporated herein by this reference and, in each instance, the Project (as defined in the Contribution Agreements) that is the subject of that particular Contribution Agreement is also identified; and
     WHEREAS, pursuant to the terms of the Contribution Agreements, Contributor has agreed to contribute to Acquiror, and Acquiror has agreed to the contribution of, the Contributor’s (or that of the designated POP Members’, as defined in the Contribution Agreements) ownership interests in certain POP Affiliates (as defined in the Contribution Agreements), which POP Affiliates are the indirect owners of certain fee simple and leasehold interests in ten (10) separate and distinct Projects; and
     WHEREAS, Acquiror and Contributor have determined that it is appropriate and necessary to make certain modifications and amendments to all of the Contribution Agreements;
     NOW, THEREFORE, in further consideration of the terms and provisions of all of the Contribution Agreements, Acquiror and Contributor hereby agree as follows:
     1. Defined Terms. Any capitalized terms used, but not defined, in this Amendment shall be deemed to have the same meanings as are respectively ascribed to each such term in the Contribution Agreements.
     2. Ratification and Amendment. Acquiror and Contributor hereby ratify and confirm all of the terms and provisions of all of the Contribution Agreements and agree that the terms and provisions of the Contribution Agreements remain in full force and effect without modification or amendment, except as is otherwise expressly set forth in all of (a) this Amendment, (b) that certain Fourth Amendment and Exhibit Acknowledgement to Master Formation and Contribution Agreement, dated as of November 9, 2007 (“Fourth Amendment to Master Agreement”), and (c) that certain Second Amendment and Exhibit Acknowledgement to Master Formation and Contribution Agreement, dated December 9, 2006.

     3. Amendment Via Fourth Amendment to Master Agreement. Acquiror and Contributor hereby acknowledge and agree that, pursuant to Section 20 of the Fourth Amendment to Master Agreement, each of the Contribution Agreements has been amended, on an omnibus basis, to conform each of the Contribution Agreements to the terms and provisions of the Fourth Amendment to Master Agreement. Acquiror and Contributor hereby ratify and confirm the amendments to the Contribution Agreements that occurred through and by the terms of the Fourth Amendment to Master Agreement.
     4. Title Insurance. Notwithstanding the provisions of Sections 7.2 and 12.1.9 of each Contribution Agreement, the parties hereby agree that:
(a)	the “Title Company” shall mean First American Title Insurance Company or one or more additional title insurance companies with national operations;

(b)	Acquiror has received the Title Commitments; and

(c)	at Closing, Acquiror shall accept delivery of either (i) the Title Policy (or a so-called “marked-up” Title Commitment or pro forma Title Policy), as contemplated in Section 12.1.9 of the Contribution Agreements or (ii) a so-called “date down endorsement” issued with respect to Contributor’s existing owner’s title insurance policy for a given Project (each, an “Existing Title Policy”). In the event Acquiror receives a “date down endorsement” to an Existing Title Policy (x) the insurance coverages provided pursuant to that Existing Title Policy shall be updated to and including the Closing Date; provided, however, such updating shall not include updated surveys; (y) the amount of insurance coverage provided by the Existing Title Policy shall be increased to an amount equal to the Gross Asset Value for that particular Project (in the event the Gross Asset Value is in excess of the insured amount); and (z) the Existing Title Policy shall be further endorsed through the issuance of a “Fairway endorsement” insuring that the Title Company shall not interpose as a defense to a claim of coverage under such policy the fact that a dissolution of the insured limited liability company has occurred, or a new limited liability company has been formed, solely by reason of the withdrawal or replacement of one or more of the members of the original insured limited liability company so long as the insured remains as the title holder, and no new limited liability company is explicitly formed.
     5. Prorations. Notwithstanding subsections (E) and (F) in Section 3.2 of the Contribution Agreements, all prorations and adjustments occurring pursuant to Section 13 of the Contribution Agreements (except Sections 13.5 and 13.6, both of which are addressed below) shall be paid in cash and shall not be applied under Section 3.2 in order to calculate the Contribution Consideration.
     6. Escrows Maintained in Connection with POP Property Indebtedness. Notwithstanding the provisions of Sections 3.2(E), 3.2(F) and 13.5 of the Contribution Agreements, any and all escrows maintained (as of the Closing Date) with, or under the control of, the lenders holding any POP Property Indebtedness shall be handled, as between Acquiror and Contributor, pursuant to Sections 4 and 17 of the Fourth Amendment to Master Agreement.
     7. Capital Investments. Notwithstanding the provisions of Sections 3.2(E), 3.2(F), 9.2 and 13.6 of the Contribution Agreements, any Capital Investment (as defined in the Fourth Agreement to Master Agreement) made or incurred by Contributor on or after October 1, 2007 shall be handled, as between Acquiror and Contributor, pursuant to Section 4 of the Fourth Amendment to Master Agreement.
     8. City Square. Notwithstanding the provisions of the Section 3.2(A) of the Contribution Agreement for the Project commonly known as City Square, the Contribution Consideration shall be calculated after first deducting the sum of Twelve Million Dollars ($12,000,000.00) from the Gross Asset Value assigned to City Square. Such $12,000,000 component of the Gross Asset Value of City Square shall instead by paid, by Acquiror, through the execution and delivery of the Principal Note, as described and defined in Section 4 of the Fourth Amendment to Master Agreement.
     9. US Bank. The Contribution Agreement for the Project commonly known as US Bank is hereby terminated and neither Acquiror nor Contributor shall have any further right, entitlement, obligation or liability under that particular Contribution Agreement.
     10. Counterparts; Facsimile Signatures. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. For purposes of executing this Amendment, any signed document transmitted by facsimile machine or e-mail transmission (in either case a “Fax”) shall be considered as an original signature. Any such Fax document shall be considered to have the same binding legal effect as an original document.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

ACQUIROR: Arizona Land Income Corporation, an Arizona corporation
By:	/s/ Thomas R. Hislop
Thomas R. Hislop
Chairman of the Board, Chief Executive Officer and Chief Financial Officer

CONTRIBUTOR: POP Venture, LLC, a Delaware limited liability company By: POP Funding, LLC, its managing member By: JHS Manager, LLC, its manager
By:	/s/ Jay H. Shidler
Jay H. Shidler
Sole Member

Exhibit ‘A’
1.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for Waterfront Plaza (500 Ala Moana Boulevard, Honolulu, HI 96813)

2.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for Davies Pacific Center (841 Bishop Street, Honolulu, HI 96813)

3.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for Pan Am Building (1600 Kapiolani Boulevard, Honolulu, HI 96815)

4.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for First Insurance Center (1100 Ward Avenue, Honolulu, HI 96814)

5.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for PBN Building (1833 Kalakaua Avenue, Honolulu, HI 96815)

6.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for City Center (810 Richards Street, Honolulu, HI 96813)

7.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for City Square (3800, 3838 and 4000 North Central Avenue, Phoenix, AZ 85012)

8.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for Sorrento Technology Center (10140 and 10180 Canyon Road, San Diego, CA 92121)

9.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for Seville Plaza (5469, 5471 and 5473 Kearny Villa Road, San Diego, CA 92123)

10.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for US Bank (101 North First Avenue, Phoenix, Arizona 85003)

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